Exhibit 99.1

Baker Hughes Company Announces First Quarter 2022 Results
•Orders of $6.8 billion for the quarter, up 3% sequentially and up 51% year-over-year.
•Revenue of $4.8 billion for the quarter, down 12% sequentially and up 1% year-over-year.
•GAAP operating income of $279 million for the quarter, down 51% sequentially and up 70% year-over-year.
•Adjusted operating income (a non-GAAP measure) of $348 million for the quarter, down 39% sequentially and up 29% year-over-year.
•Adjusted EBITDA* (a non-GAAP measure) of $625 million for the quarter, down 26% sequentially and up 11% year-over-year.
•GAAP earnings per share of $0.08 for the quarter which included $0.07 per share of adjusting items. Adjusted earnings per share (a non-GAAP measure) was $0.15.
•Cash flows generated from operating activities were $72 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $(105) million.
The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see reconciliations in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures." Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.
*Adjusted EBITDA (a non-GAAP measure) is defined as operating income (loss) excluding depreciation & amortization and operating income adjustments.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
LONDON & HOUSTON (April 20, 2022) – Baker Hughes Company (Nasdaq: BKR) ("Baker Hughes" or the "Company") announced results today for the first quarter of 2022.

	Three Months Ended			Variance
(in millions except per share amounts)	March 31, 2022	December 31, 2021	March 31, 2021	Sequential	Year-over-year
Orders	$6,837	$6,656	$4,541	3%	51%
Revenue	4,835	5,485	4,782	(12)%	1%
Operating income	279	574	164	(51)%	70%
Adjusted operating income (non-GAAP)	348	571	270	(39)%	29%
Adjusted EBITDA (non-GAAP)	625	844	562	(26)%	11%
Net income (loss) attributable to Baker Hughes	72	294	(452)	(76)%	F
Adjusted net income (non-GAAP) attributable to Baker Hughes	145	224	91	(35)%	60%
EPS attributable to Class A shareholders	0.08	0.32	(0.61)	(77)%	F
Adjusted EPS (non-GAAP) attributable to Class A shareholders	0.15	0.25	0.12	(38)%	26%
Cash flow from operating activities	72	773	678	(91)%	(89)%
Free cash flow (non-GAAP)	(105)	645	498	U	U
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

“Our first quarter results reflect operating in a very volatile market environment during the first few months of 2022. On the positive side, we recorded strong orders from TPS as the LNG order cycle continues to unfold. However, we did see some challenges in other parts of the business, which continue to see pressures from broader global supply chain constraints, as well as some impact from the recent geopolitical events. I would like to thank our team for their hard work and commitment to deliver for our customers and continue to execute our strategy,” said Lorenzo Simonelli, Baker Hughes chairman and chief executive officer.

“As we look ahead to the rest of 2022, we see a favorable oil and gas price backdrop but also a dynamic operating environment. The recent and unfortunate geopolitical events are exacerbating several trends, including broad-based inflation and supply pressures for key materials, commodities and labor. Despite some of the challenges, we are optimistic on the outlook across both of our core business areas and excited about the new energy investments we are making for Baker Hughes. We believe that we are well positioned to benefit from an extended cyclical recovery in upstream oil & gas and longer-term structural growth trends in LNG, new energy and industrial asset management.

“Baker Hughes remains committed to helping deliver energy globally in a safe, clean and reliable manner. We also remain committed to a net-zero future and leadership in the energy transition, while we will continue to perform for shareholders,” concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
Quarter Highlights
Supporting our Customers

The OFS segment secured multiple well construction contracts with a leading national oil company in the Middle East. Baker Hughes will provide the full scope of technologies from its Integrated Well Services and Solutions (IWSS) offering, including drill bits, directional drilling and logging, drilling fluids, and completion products.

OFE secured a contract in Asia to provide subsea wellhead and subsea production systems as well as related services, including 12 subsea trees, for a deepwater gas field. The project is critical to support natural gas development in the region.

OFE secured multiple subsea equipment contracts to support the recently-discovered offshore Baleine field in Ivory Coast. The contract awards include subsea production systems and offshore equipment as well as flexible flowline and riser systems and connectors. The contract will be executed as a fast-track project using standardized equipment designs to save cost and time, and it is the first project in the country for OFE’s Subsea Production Systems (SPS) product line.

TPS secured a major contract from Venture Global LNG for the first phase of the Plaquemines LNG project in Louisiana. Baker Hughes will provide an LNG system, including 24 modularized compression trains, as well as field services to assist in commissioning the supplied equipment. The contract was awarded under the companies’ master equipment supply agreement to provide 70 million tons per annum (MTPA) of LNG production capacity, and builds on a 2021 award for Baker Hughes to provide the power generation and electrical distribution equipment for the power island of Plaquemines LNG.

TPS received an order for advanced gas turbine generator equipment for Air Products’ upcoming net-zero hydrogen energy complex in Alberta, Canada. The order is part of the companies’ previously announced hydrogen collaboration framework in 2021, and TPS will supply NovaLT16 turbines which will run on 100% hydrogen.

The DS segment saw continued interest in its condition monitoring systems and services in the renewable energy sector. The Bently Nevada product line secured a multi-year agreement with a major wind turbine manufacturer, providing remote monitoring & diagnostic services for 175 wind turbines to help lower repair costs and minimize downtime. Bently Nevada also secured a contract with a renewable power customer in Australia for ARMS Reliability’s consulting services to optimize industrial assets at a major hydropower generation station.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
Executing on Priorities

In April, the Company invested in HIF Global, a world leader in eFuels development, to help fund expansion of HIF’s decarbonization business. Baker Hughes’ equity investment is joined by similar investments from Porsche AG, EIG, AME, and Gemstone Investments, and it will be used to develop carbon-neutral eFuels projects in the U.S., Chile and Australia.

Also in April, Baker Hughes acquired Mosaic Materials, a growth stage technology company. Mosaic is focused on developing a proprietary direct air capture technology using Metal-Organic Framework (MOF) materials that can be used to separate carbon dioxide (CO2) from gas mixtures across a variety of applications. Baker Hughes will draw from its existing advanced capabilities including modular design and material science to develop and scale Mosaic’s innovative technology. This will enhance the Company’s carbon capture, utilization and storage portfolio, enabling direct air capture with higher efficiency and lower total cost of ownership.

TPS announced a strategic partnership with, and invested in, NET Power to advance the technical and commercial deployment of NET Power’s low-cost, electrical power system that generates no atmospheric emissions and inherently capture all CO2. Baker Hughes will apply its advanced TPS technology to develop supercritical CO2 turboexpanders and other critical pumping and compression technology for NET Power’s plants, as well as bring its systems integration and process experience to accelerate commercial deployment.

TPS continued to gain traction with its NovaLT gas turbine technology for a broad range of industrial and energy applications. TPS secured a contract with TERNA in Greece to provide hydrogen-ready turbomachinery technology for a new compression station of the Greek Natural Gas Transmission System. The contract includes three compression trains for a total of three NovaLT12 turbines and three PCL compressors. The technology has been configured to support the compression station’s capabilities to transport up to 10% hydrogen and is expected to enter operation in 2024.

OFS signed an agreement to acquire Altus Intervention, a leading international provider of well intervention services and down-hole oil & gas technology with 40 years of industry experience. The acquisition complements Baker Hughes’ existing portfolio of oilfield technologies and integrated solutions by enhancing the Company's life-of-well capabilities as operators look to improve efficiencies from mature fields. The transaction is expected to close in the second half of 2022.

OFS announced the formation of a new chemicals joint venture (JV) in Saudi Arabia with Dussur, an affiliate of Aramco and SABIC. The JV will utilize Baker Hughes' existing Oilfield & Industrial Chemicals (OIC) product line footprint in the region, enhancing efficiencies between the Company, suppliers and customers while lowering operating expenses and increasing locally sourced materials. Baker Hughes will contribute its existing OIC infrastructure, personnel, and contracts within Saudi Arabia for the JV.

OFS announced an investment in California-based geothermal innovator GreenFire Energy. The companies will collaborate on bringing the first integrated Advanced Geothermal Systems solution to the market, as well as partnering on project feasibility analyses, system installations, and global project developments.

DS saw increased traction in its industrial asset management (IAM) solutions. The Bently Nevada product line secured a multi-year contract with ACELEN in Brazil to implement the ARMS Reliability OnePM solution to improve management, enhance performance, and reduce maintenance costs at a major refinery.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
Leading with Innovation

Baker Hughes advanced its Industrial Asset Management strategy by announcing a collaboration with Accenture, C3 AI, and Microsoft to develop IAM solutions for clients. The collaboration will focus on creating and deploying Baker Hughes IAM solutions to improve the safety, efficiency, and emissions profile of industrial machines, field equipment, and other physical assets. The solutions will be intended for industries where we play today, including oil and gas, renewable energy, thermal power generation, metals and mining, chemicals, and pulp and paper.

TPS was awarded a contract to support ethylene production for INEOS’ Project One in Belgium, one of the most energy-efficient and sustainable olefin complexes in Europe. Baker Hughes will supply three large centrifugal compressor trains, driven by steam turbines for cracked gas, ethylene refrigerant and propylene refrigerant compression trains. The contract is one of the largest projects ever for TPS in the petrochemical segment with an annual nameplate capacity of 1.45 million tons of ethylene. The Project One plant aims to have the lowest carbon footprint in the region, also leveraging hydrogen generated during production to be utilized as fuel in addition to renewable energy.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
Consolidated Results by Reporting Segment
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	March 31, 2022	December 31, 2021	March 31, 2021	Sequential	Year-over-year
Oilfield Services	$2,531	$2,567	$2,200	(1)%	15%
Oilfield Equipment	739	510	345	45%	F
Turbomachinery & Process Solutions	3,000	2,974	1,447	1%	F
Digital Solutions	567	605	549	(6)%	3%
Total	$6,837	$6,656	$4,541	3%	51%
Orders for the quarter were $6,837 million, up 3% sequentially and up 51% year-over-year. The sequential increase was a result of higher order intake in Oilfield Equipment, and Turbomachinery & Process Solutions, partially offset by a reduction in Digital Solutions and Oilfield Services. Sequentially, equipment orders were up 17% and service orders were down 11%.
Year-over-year, the increase in orders was a result of higher order intake in all segments. Year-over-year equipment orders were up $2,032 million, over 100% and service orders were up $264 million, or 10%.
The Company's total book-to-bill ratio in the quarter was 1.4; the equipment book-to-bill ratio in the quarter was 1.9.
Remaining Performance Obligations (RPO) in the first quarter ended at $25.8 billion, an increase of $2.3 billion from the fourth quarter of 2021. Equipment RPO was $9.9 billion, up 20%. Services RPO was $15.9 billion, up 4% sequentially.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	March 31, 2022	December 31, 2021	March 31, 2021	Sequential	Year-over-year
Oilfield Services	$2,489	$2,566	$2,200	(3)%	13%
Oilfield Equipment	528	619	628	(15)%	(16)%
Turbomachinery & Process Solutions	1,345	1,742	1,485	(23)%	(9)%
Digital Solutions	474	558	470	(15)%	1%
Total	$4,835	$5,485	$4,782	(12)%	1%
Revenue for the quarter was $4,835 million, a decrease of 12%, sequentially. The decrease in revenue was driven primarily by lower volume in all segments.
Compared to the same quarter last year, revenue was up 1%, driven primarily by higher volume in Oilfield Services, partially offset by lower volume in Oilfield Equipment and Turbomachinery & Process Solutions.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
Consolidated Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income	March 31, 2022	December 31, 2021	March 31, 2021	Sequential	Year-over-year
Oilfield Services	$221	$256	$143	(14)%	54%
Oilfield Equipment	(8)	23	4	U	U
Turbomachinery & Process Solutions	226	346	207	(35)%	9%
Digital Solutions	15	51	24	(71)%	(38)%
Total segment operating income	453	676	379	(33)%	20%
Corporate	(105)	(106)	(109)	1%	4%
Restructuring, impairment & other	(61)	11	(80)	U	24%
Separation related	(9)	(8)	(27)	(15)%	68%
Operating income	279	574	164	(51)%	70%
Adjusted operating income*	348	571	270	(39)%	29%
Depreciation & amortization	277	273	292	1%	(5)%
Adjusted EBITDA*	$625	$844	$562	(26)%	11%
*Non-GAAP measure.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating income for the first quarter of 2022 was $279 million. Operating income decreased $296 million sequentially and increased $115 million year-over-year. Total segment operating income was $453 million for the first quarter of 2022, down 33% sequentially and up 20% year-over-year.
Adjusted operating income (a non-GAAP measure) for the first quarter of 2022 was $348 million, which excludes adjustments totaling $70 million before tax. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Reconciliation of GAAP to non-GAAP Financial Measures.” Adjusted operating income for the first quarter of 2022 was down 39% sequentially, driven by lower volume and margin contraction in all segments. Adjusted operating income was up 29% year-over-year driven by volume and margin expansion in Oilfield Services and margin expansion in Turbomachinery & Process Solutions, partially offset by lower volume in Oilfield Equipment and margin contraction in Digital Solutions.
Depreciation and amortization for the first quarter of 2022 was $277 million.
Adjusted EBITDA (a non-GAAP measure) for the first quarter of 2022 was $625 million, which excludes adjustments totaling $70 million before tax. See Table 1b in the section entitled “Reconciliation of GAAP to non-GAAP Financial Measures.” Adjusted EBITDA for the first quarter was down 26% sequentially and up 11% year-over-year.
Corporate costs were $105 million in the first quarter of 2022, down 1% sequentially and down 4% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
Other Financial Items

Income tax expense in the first quarter of 2022 was $107 million.

Other non-operating loss in the first quarter of 2022 was $28 million. Included in other non-operating loss are gains from the change in fair value of our investment in ADNOC Drilling, and losses from the change in fair value of our investment in C3 AI.

GAAP diluted earnings per share was $0.08. Adjusted diluted earnings per share was $0.15. Excluded from adjusted diluted earnings per share were all items listed in Table 1a as well as the "other adjustments (non-operating)" found in Table 1c in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."

Cash flow from operating activities was $72 million for the first quarter of 2022. Free cash flow (a non-GAAP measure) for the quarter was $(105) million. A reconciliation from GAAP has been provided in Table 1d in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."
Capital expenditures, net of proceeds from disposal of assets, were $177 million for the first quarter of 2022.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	March 31, 2022	December 31, 2021	March 31, 2021	Sequential	Year-over-year
Revenue	$2,489	$2,566	$2,200	(3)%	13%
Operating income	$221	$256	$143	(14)%	54%
Operating income margin	8.9%	10.0%	6.5%	(1.1)pts	2.3pts
Depreciation & amortization	$201	$193	$201	4%	—%
EBITDA*	$422	$449	$344	(6)%	23%
EBITDA margin*	16.9%	17.5%	15.6%	(0.6)pts	1.3pts
Oilfield Services (OFS) revenue of $2,489 million for the first quarter decreased by $77 million, or 3%, sequentially.
North America revenue was $786 million, up 6% sequentially. International revenue was $1,703 million, a decrease of 7% sequentially, driven by lower revenues in Europe, Russia Caspian, Latin America, and the Middle East, partially offset by higher revenues in Sub Saharan Africa.
Segment operating income before tax for the quarter was $221 million. Operating income for the first quarter was down $36 million, or 14% sequentially, primarily driven by lower volume, and less favorable mix.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	March 31, 2022	December 31, 2021	March 31, 2021	Sequential	Year-over-year
Orders	$739	$510	$345	45%	F
Revenue	$528	$619	$628	(15)%	(16)%
Operating income (loss)	$(8)	$23	$4	U	U
Operating income margin	(1.5)%	3.8%	0.7%	(5.3)pts	(2.2)pts
Depreciation & amortization	$21	$22	$32	(8)%	(37)%
EBITDA*	$13	$46	$37	(73)%	(66)%
EBITDA margin*	2.4%	7.4%	5.8%	(5)pts	(3.5)pts
Oilfield Equipment (OFE) orders of $739 million were up $394 million, over 100% year-over-year, driven by higher order intake in Subsea Production Systems, Flexibles, and Services, partially offset by the removal of Subsea Drilling Services from consolidated OFE operations. Equipment orders were up $403 million, or over 200%, and services orders were down $9 million, or 6% year-over-year.
*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
OFE revenue of $528 million for the quarter decreased $100 million, or 16%, year-over-year. The decrease was driven by lower volume in Subsea Production Systems and Surface Pressure Control Projects, and from the removal of Subsea Drilling Services from consolidated OFE operations. These decreases were partially offset by higher volume in Flexibles and Services.
Segment operating loss before tax for the quarter was $8 million, a decline of $12 million year-over-year, primarily driven by lower volume.
Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	March 31, 2022	December 31, 2021	March 31, 2021	Sequential	Year-over-year
Orders	$3,000	$2,974	$1,447	1%	F
Revenue	$1,345	$1,742	$1,485	(23)%	(9)%
Operating income	$226	$346	$207	(35)%	9%
Operating income margin	16.8%	19.9%	13.9%	(3.1)pts	2.8pts
Depreciation & amortization	$29	$30	$30	(3)%	(4)%
EBITDA*	$255	$375	$237	(32)%	7%
EBITDA margin*	18.9%	21.6%	16.0%	(2.6)pts	3pts
Turbomachinery & Process Solutions (TPS) orders of $3,000 million were up $1,553 million, over 100% year-over-year. Equipment orders were up $1,486 million, over 200% and service orders were up $67 million, or 8%.
TPS revenue of $1,345 million for the quarter decreased $140 million, or 9%, year-over-year. The decrease was driven by lower equipment and projects revenue, partially offset by higher services,pumps and valves volume. Equipment revenue in the quarter represented 39% of TPS revenue, and service revenue represented 61% of TPS revenue.
Segment operating income before tax for the quarter was $226 million, up $19 million, or 9%, year-over-year. The increase was driven primarily by favorable mix as a result of higher services revenue and cost productivity.

*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	March 31, 2022	December 31, 2021	March 31, 2021	Sequential	Year-over-year
Orders	$567	$605	$549	(6)%	3%
Revenue	$474	$558	$470	(15)%	1%
Operating income	$15	$51	$24	(71)%	(38)%
Operating income margin	3.2%	9.2%	5.2%	(6)pts	(2)pts
Depreciation & amortization	$22	$22	$21	(3)%	1%
EBITDA*	$37	$73	$46	(50)%	(20)%
EBITDA margin*	7.7%	13.1%	9.7%	(5.4)pts	(2)pts
Digital Solutions (DS) orders of $567 million were up $18 million, or 3%, year-over-year, driven by higher order intake in the Waygate Technologies and Bently Nevada businesses, partially offset by lower order intake in the Nexus Controls, Process and Pipeline Services, and Precision Sensors and Instrumentation businesses.
DS revenue of $474 million for the quarter increased $4 million, or 1%, year-over-year, primarily driven by higher volume in the Precision Sensors and Instrumentation and Waygate Technologies businesses, partially offset by lower volume in the Process and Pipelines Services, Nexus Controls, and Bently Nevada businesses.
Segment operating income before tax for the quarter was $15 million, down $9 million, or 38%, year-over-year. The decrease year-over-year was primarily driven by lower cost productivity and inflationary pressure.

*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.
Table 1a. Reconciliation of GAAP and Adjusted Operating Income

	Three Months Ended
(in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Operating income (GAAP)	$279	$574	$164
Separation related	9	8	27
Restructuring, impairment & other	61	(11)	80
Total operating income adjustments	70	(3)	106
Adjusted operating income (non-GAAP)	$348	$571	$270
Table 1a reconciles operating income, which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of Net Income (Loss) Attributable to Baker Hughes to EBITDA and Adjusted EBITDA

	Three Months Ended
(in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Net income (loss) attributable to Baker Hughes (GAAP)	$72	$294	$(452)
Net income (loss) attributable to noncontrolling interests	8	42	(153)
Provision for income taxes	107	352	69
Interest expense, net	64	95	74
Other non-operating (income) loss, net	28	(208)	626
Operating income	279	574	164

Depreciation & amortization	277	273	292
EBITDA (non-GAAP)	555	847	456
Total operating income adjustments (1)	70	(3)	106
Adjusted EBITDA (non-GAAP)	$625	$844	$562
(1)See Table 1a for the identified adjustments to operating income.
Table 1b reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to EBITDA (a non-GAAP financial measure). Adjusted EBITDA (a non-GAAP financial measure) excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
Table 1c. Reconciliation of Net Income (Loss) Attributable to Baker Hughes to Adjusted Net Income Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	March 31, 2022	December 31, 2021	March 31, 2021
Net income (loss) attributable to Baker Hughes (GAAP)	$72	$294	$(452)
Total operating income adjustments (1)	70	(3)	106
Other adjustments (non-operating) (2)	19	(77)	663
Tax on total adjustments	(12)	1	(33)
Total adjustments, net of income tax	77	(79)	736
Less: adjustments attributable to noncontrolling interests	3	(9)	193
Adjustments attributable to Baker Hughes	74	(70)	543
Adjusted net income attributable to Baker Hughes (non-GAAP)	$145	$224	$91

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	948	906	746
Adjusted earnings per Class A share - diluted (non-GAAP)	$0.15	$0.25	$0.12
(1)See Table 1a for the identified adjustments to operating income.
(2)1Q'22 and 4Q'21 include a gain from the change in fair value of our investment in ADNOC Drilling, partially offset by a loss from the change in fair value of our investment in C3 AI. 1Q'21 primarily due to the loss on our investment in C3 AI, partially offset by the reversal of accruals due to the settlement of certain legal matters.
Table 1c reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.
Table 1d. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Cash flow from operating activities (GAAP)	$72	$773	$678
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(177)	(129)	(180)
Free cash flow (non-GAAP)	$(105)	$645	$498
Table 1d reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2022	2021
Revenue	$4,835	$4,782
Costs and expenses:
Cost of revenue	3,865	3,924
Selling, general and administrative	621	587
Restructuring, impairment and other	61	80
Separation related	9	27
Total costs and expenses	4,556	4,618
Operating income	279	164
Other non-operating loss, net	(28)	(626)
Interest expense, net	(64)	(74)
Income (loss) before income taxes	187	(536)
Provision for income taxes	(107)	(69)
Net income (loss)	80	(605)
Less: Net income (loss) attributable to noncontrolling interests	8	(153)
Net income (loss) attributable to Baker Hughes Company	$72	$(452)

Per share amounts:
Basic and diluted income (loss) per Class A common stock	$0.08	$(0.61)

Weighted average shares:
Class A basic	938	740
Class A diluted	948	740

Cash dividend per Class A common stock	$0.18	$0.18

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	March 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$3,191	$3,853
Current receivables, net	5,738	5,651
Inventories, net	4,151	3,979
All other current assets	1,627	1,582
Total current assets	14,707	15,065
Property, plant and equipment, less accumulated depreciation	4,804	4,877
Goodwill	5,989	5,959
Other intangible assets, net	4,118	4,131
Contract and other deferred assets	1,671	1,598
All other assets	3,705	3,678
Total assets	$34,994	$35,308
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$3,755	$3,745
Current portion of long-term debt	35	40
Progress collections and deferred income	3,481	3,232
All other current liabilities	1,871	2,111
Total current liabilities	9,142	9,128
Long-term debt	6,650	6,687
Liabilities for pensions and other employee benefits	1,063	1,110
All other liabilities	1,692	1,637
Equity	16,447	16,746
Total liabilities and equity	$34,994	$35,308

Outstanding Baker Hughes Company shares:
Class A common stock	985	909
Class B common stock	41	117

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In millions)	2022	2021
Cash flows from operating activities:
Net income (loss)	$80	$(605)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	277	292
(Gain) loss on equity securities	(11)	788
Working capital	(93)	405
Other operating items, net	(181)	(202)
Net cash flows from operating activities	72	678
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(177)	(180)
Other investing items, net	(89)	6
Net cash flows used in investing activities	(266)	(174)
Cash flows from financing activities:
Net repayments of debt and other borrowings	(11)	(36)
Dividends paid	(172)	(131)
Distributions to GE	(13)	(56)
Repurchase of Class A common stock	(236)	—
Other financing items, net	(37)	(32)
Net cash flows used in financing activities	(469)	(255)
Effect of currency exchange rate changes on cash and cash equivalents	1	1
Increase (decrease) in cash and cash equivalents	(662)	250
Cash and cash equivalents, beginning of period	3,853	4,132
Cash and cash equivalents, end of period	$3,191	$4,382
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$130	$39
Interest paid	$48	$51

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time on Wednesday, April 20, 2022, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2021 and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bakerhughes.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

COVID-19 - The continued spread of the COVID-19 virus and related uncertainties.

Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2022 Results
capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions, including Russia and Ukraine; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.

About Baker Hughes:

Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

# # #

For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 713-879-2862
thomas.millas@bakerhughes.com